UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 11, 2025
SACHEM CAPITAL CORP.
(Exact name of Registrant as specified in its charter)

New York	001-37997	81-3467779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

568 East Main Street, Branford, Connecticut	06405
(Address of Principal Executive Office)	(Zip Code)
Registrant's telephone number, including area code (203) 433-4736

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Shares, par value $.001 per share	SACH	NYSE American LLC
7.75% notes due 2025	SCCC	NYSE American LLC
6.00% notes due 2026	SCCD	NYSE American LLC
6.00% notes due 2027	SCCE	NYSE American LLC
7.125% notes due 2027	SCCF	NYSE American LLC
8.00% notes due 2027	SCCG	NYSE American LLC
7.75% Series A Cumulative Redeemable Preferred Stock, Liquidation Preference $25.00 per share	SACHPRA	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On June 11, 2025, Sachem Capital Corporation Holdings, LLC, an indirect, wholly-owned subsidiary of Sachem Capital Corp. (the "Company"), consummated a private placement of $100 million aggregate principal amount of Senior Secured Notes due June 11, 2030 (the "Notes") to various institutional investors under the Note Purchase and Guaranty Agreement (the "Agreement"). An initial draw of $50 million was made at closing, and the remaining $50 million must be drawn by May 15, 2026. The Notes bear interest at a fixed rate of 9.875% per annum, with interest only payable quarterly, and include a commitment fee of 1.0% on the undrawn portion of the Notes. The Company paid an approximately $1.5 million original issue discount on the $100 million aggregate principal amount.
The Notes allow optional prepayment subject to a declining make-whole amount during the first three years, a declining prepayment premium in the fourth year, and then no make-whole payment or prepayment premium after the fourth year through maturity. Upon a change of control, holders of the Notes have the right to prepayment, if accepted, at 101% of the outstanding principal. The Agreement contains affirmative and negative covenants customary for similar secured debt instruments, including:
•Minimum asset coverage ratio,
•Leverage and liquidity requirements,
•Restrictions on additional indebtedness, asset sales, and distributions under certain conditions, and
•Maintenance of REIT status by the Company.
The Agreement includes customary events for similar secured debt instruments. Payment of the amounts due on the Notes is fully and unconditionally guaranteed by the Company and Sachem Capital Corporation Intermediate, LLC, a wholly-owned subsidiary of the Company.
The Company intends to use the proceeds for a combination of purposes, including the repayment of existing facility balances, the origination of new investments, and the redemption of its 7.75% unsecured notes maturing in September 2025.
The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, or any state securities laws.
Neither the Current Report on Form 8-K nor the press release attached here as Exhibit 99.1 constitutes an offer to sell the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The forgoing description of the Notes is not complete and is subject to and qualified in its entirety by reference to a copy of the Agreement attached hereto as Exhibit 4.1, which is incorporated by reference herein.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information regarding the Notes set forth in Item 1.01 above is incorporated herein by reference.
Item 7.01.    Registration FD Disclosure.
On June 12, 2025, the Company issued a press release announcing the closing of the Notes.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1*	Note Purchase and Guaranty Agreement

99.1	Press Release, dated June 12, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
* Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.
* * * * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sachem Capital Corp.

Dated: June 16, 2025	By:	/s/ John L. Villano
John L. Villano, CPA
President and Chief Executive Officer
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